Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

Our File No.	26674-01 / CW1155359.1

April 16, 2007

Voice Mobility International, Inc.

4190 Lougheed Highway, Suite 100

Burnaby, BC V5C 6A8

Dear Sirs:

Re: Common Stock of Voice Mobility International, Inc. Registered on Form SB-2 filed on April 16, 2007

                              We have acted as counsel to Voice Mobility International, Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on April 16, 2007, of a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of up to 25,228,872 shares of the Company's common stock for resale by certain selling shareholders named in the Registration Statement. As further described in the Registration Statement, the Company is registering for resale:

- up to 6,931,000 shares of the Company's common stock issued in a private placement on December 19, 2006;

- up to 3,465,500 shares of the Company's common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on December 19, 2006;

- up to 1,751,469 shares of the Company's common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with private placements on September 9, 2003;

- up to 3,198,350 shares of the Company's common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with a restructuring of certain debt and preferred stock on September 9, 2003;

- up to 1,306,373 shares of the Company's common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with private placements on August 27, 2004 and September 22, 2004;

- up to 912,500 shares of the Company's common stock that were issued in connection with the exchange of certain exchangeable shares issued by our subsidiary, Voice Mobility Canada Limited, on June 24, 1999;

- up to 3,913,000 shares of the Company's common stock which were issued in a private placement on June 27, 2005;

- up to 2,050,000 shares of the Company's common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with a private placement on June 27, 2005;

- up to 27,120 shares of the Company's common stock which the Company issued to a placement agent on June 27, 2005 in connection with the private placement on June 27, 2005;

- up to 13,560 shares of the Company's common stock which may be issued upon the exercise of certain share purchase warrants which the Company issued to a placement agent on June 27, 2005 in connection with the private placement on June 27, 2005;

- up to 140,000 shares of the Company's common stock which were issued in a private placement on August 19, 2005;

- up to 70,000 shares of the Company's common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with a private placement on August 19, 2005; and

- up to 1,450,000 shares of the Company's common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with a debt restructuring on September 19, 2005.

(collectively, the "Transactions").

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the shares of the Company's common stock that have been issued in the Transactions were duly and validly authorized and issued, fully paid and non-assessable, and that the shares of the Company's common stock issuable upon the exercise of the share purchase warrants forming part of the Transactions will be duly and validly issued, as fully paid and non-assessable, upon the exercise of such share purchase warrants in accordance with their respective terms.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other

CW1155359.1

jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Description of Common Stock and Preferred Stock."

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP

CW1155359.1